Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Euronet Worldwide, Inc.:

We consent to the use of our report dated February 26, 2013 with respect to the consolidated balance sheets of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP
Kansas City, Missouri
August 2, 2013